EXHIBIT 21.01

LIST OF REGISTRANT’S SUBSIDIARIES
(At September 15, 2004)

State/Country of
Entity	Incorporation
Domestic
American Fundware Holding Company, Inc.	Delaware
American Fundware, an Intuit Company	Delaware
American Fundware, Inc.	Colorado
apps.com, Inc.	Delaware
Blue Ocean Software, Inc.	Delaware
CBS Corporate Services, Inc.	Texas
CBS Employer Services, Inc.	Texas
CBS Properties, Inc.	Texas
Computing Resources, Inc.	Nevada
Dallas Innovative Merchant Solutions, LLC	Texas
EmployeeMatters Insurance Agency, Inc.	Connecticut
Innovative Merchant Solutions, LLC	California
Intuit Administrative Services, Inc.	Delaware
Intuit Do-It-Yourself Payroll	California
Intuit Financial Freedom Foundation	Delaware
Intuit Real Estate Solutions, Inc.	Ohio
Intuit Ventures Inc.	Delaware
Investment Solution Inc.	Delaware
JT Solutions, LLC	Texas
Lacerte Software Corporation	Delaware
Lion’s Partners, LLC	Delaware
Payroll Solution, Inc.	Texas
Quicken Investment Services, Inc.	Delaware
SecureTax.com, Inc.	Delaware
The Intuit Foundation	California

International
Greenpoint Software, an Intuit company	Canada
Intuit Canada Limited/Ltee	Canada
Intuit Canada	Canada
Intuit Deutschland GmbH	Germany
Intuit Information Technology Solutions Ltd.	United Kingdom
Intuit Limited	United Kingdom
Intuit Real Estate Solutions Limited	United Kingdom
Intuit Real Estate Solutions Proprietary Limited	South Africa
Management Reports International (H.K.) Limited	Hong Kong
Management Reports International Pte Ltd.	Singapore
Management Reports International Pty Limited	Australia